Exhibit 10.11

FRACTYL HEALTH, INC.

SEVERANCE AGREEMENT AND CHANGE IN CONTROL AGREEMENT

This Severance Agreement and Change in Control Agreement (the “Agreement”) is made and entered into by and between Timothy Kieffer (“Employee”) and Fractyl Health, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

A. The Board of Directors of the Company (the “Board”) agrees to provide Employee with severance benefits as outlined below upon certain terminations of Employee’s service to the Company.

B. Unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. Covered Termination Other Than During a Change in Control Period. If Employee experiences a Covered Termination after 12 months of continuous employment with the Company and other than during a Change in Control Period, and if Employee executes and delivers to the Company a comprehensive separation agreement (to be presented to Employee at the time of the Covered Termination) that includes general release of all claims against the Company and its affiliates as well as certain restrictive covenants (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Employee with the following:

(a) Severance. Employee shall be entitled to receive an amount equal to 6 months of Employee’s base salary at the rate in effect immediately prior to the Termination Date payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b) Continued Healthcare. If Employee elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the related premium for Employee and Employee’s covered dependents through the earlier of (i) the 6 months anniversary of the Termination Date, (ii) the date Employee and Employee’s covered dependents, if any, obtains healthcare coverage through other plan(s), or (iii) the date Employee becomes ineligible for COBRA benefits. Stated differently, if Employee experiences a Covered Termination before the conclusion of 12 months of continuous employment with the Company and such Termination occurs other than during a Change in Control Period, Employee is not eligible for the severance payments and benefits described in this Section 3.

3. Covered Termination During a Change in Control Period. If Employee experiences a Covered Termination during a Change in Control Period (regardless of the length of Employee’s employment with the Company), and if Employee executes, and fails to revoke during any applicable revocation period, a Release of Claims within sixty (60) days, or such shorter period specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Employee with the following:

(a) Severance. Employee shall be entitled to receive an amount equal to 9 months of Employee’s base salary at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b) Continued Healthcare. If Employee elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the related premium for Employee and Employee’s covered dependents through the earlier of (i) the 9 months anniversary of the Termination Date, (ii) the date Employee and Employee’s covered dependents, if any, obtains healthcare coverage through other plan(s), or (iii) the date Employee becomes ineligible for COBRA benefits.

(c) Equity Awards. Each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock award, held by Employee shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the unvested shares underlying Employee’s equity awards as of the Termination Date.

Stated differently, if Employee experiences a Covered Termination during a Change in Control Period, Employee is eligible for the severance payments and benefits described in this Section 4 regardless of the length of Employee’s employment with the Company.

4. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce Employee’s severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to Employee by the Company in connection with Employee’s termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any Company agreement, arrangement, policy or practice relating to Employee’s termination of employment with the Company. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of Employee’s termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5. Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and directorships, if any, and then held with the Company or any of its affiliates, and, at the Company’s request, Employee shall execute such documents as are necessary or desirable to effectuate such resignations.

6. Other Terminations. If Employee’s service with the Company is terminated by the Company or by Employee for any or no reason other than as a Covered Termination, then Employee shall not be entitled to any benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage, if eligible and as may be required under COBRA or similar state law.

7. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Employee would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Employee within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as requested by the Company or Employee. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee. Any reduction in payments and/or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Employee.

8. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” means (i) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement or Employee’s employment or offer letter agreement with the Company (the “Employment Agreement”); (ii) Employee’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude (or any similar crime in any jurisdiction outside the United States); (iii) Employee’s willful refusal to perform the duties and responsibilities required of Employee under this Agreement or the Employment Agreement which, if susceptible to being corrected, remains uncorrected for thirty (30) days following written notice to Employee by the Company of such breach; (iv) Employee’s material breach of any material provision of this Agreement, the Employment Agreement, the Confidential Information Agreement (as defined below) or corporate code or policy which, if susceptible to being corrected, remains uncorrected for thirty (30) days following written notice to Employee by the Company of such breach; (v) any act of fraud, embezzlement, material misappropriation or dishonesty committed by Employee against the Company; or (v) any acts, omissions or statements by Employee which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company. For purposes of this Section 9(a), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

The foregoing definition shall not be deemed to be inclusive of all the acts or omissions that the Company (or any parent or subsidiary or acquiror or successor) may consider as reasonable grounds for Employee’s dismissal or discharge.

(b) Change in Control. “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (ii) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 9(b)(i) or 9(b)(iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (iii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (1) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 9(b)(iii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or (iv) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event for any amount that constitutes deferred compensation that is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such amount (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

(c) Change in Control Period. “Change in Control Period” means the period of time commencing three months prior to a Change in Control and ending eighteen (18) months following the Change in Control.

(d) Good Reason Resignation. “Good Reason Resignation” means Employee’s resignation from employment with the Company that is effective within sixty (60) days after the occurrence, without Employee’s written consent, of any of the following: (i) a material diminution in Employee’s base compensation that is not proportionately applicable to other officers and key employees of the Company generally; (ii) a material diminution in Employee’s job responsibilities or duties; (iii) the relocation of Employee’s principal office to a facility or a location more than fifty (50) miles from Employee’s then- present principal office location; or (iv) the Company’s (or any successor entity or corporation following a Change in Control) breach of any provision under this Agreement. Notwithstanding the foregoing, a resignation shall not constitute a “Good Reason Resignation” unless the condition giving rise to such resignation continues uncured by the Company more than thirty (30) days following Employee’s written notice of such condition provided to the Company within sixty (60) days of the first occurrence of such condition and such resignation is effective within thirty (30) days following the end of such notice period.

(e) Covered Termination. “Covered Termination” means the termination of Employee’s employment by the Company other than for Cause, or Employee’s Good Reason Resignation, in each case, that, to the extent necessary, constitutes a “Separation from Service” (as defined below).

(f) Termination Date. “Termination Date” means the date Employee experiences a Covered Termination.

9. Successors.

(a) Company’s Successors. Except as set forth above, any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets must assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 10(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Employee, mailed notices shall be addressed to Employee at Employee’s home address that the Company has on file for Employee. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Human Resources.

11. Confidentiality; Non-Disparagement.

(a) Confidentiality. Employee hereby expressly confirms Employee’s continuing obligations to the Company pursuant to Employee’s Non-Dislcosure, Non-Solicitation and Invention Agreement with the Company (the “Confidential Information Agreement”).

(b) Non-Disparagement. Employee agrees that Employee shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees, either publicly or privately. Nothing in this Section 12(b) shall have application to any evidence or testimony required by any court, arbitrator or government agency. Further, Employee understands that nothing in this Agreement shall in any way limit or prohibit him/her from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission. Further, nothing herein intended to interfere with Employee’s Section 7 rights under the National Labor Relations Act.

12. Dispute Resolution.

(a) Mutual Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, and in consideration of the Company’s offer of severance benefits described herein and/or continued employment to Employee, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration before one arbitrator mutually agreed to by Employee and the Company, sitting in Boston, Massachusetts or such other location agreed to by Employee and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if Employee and the Company are unable to agree on the arbitrator within 30 days of the demand by a party for arbitration, an arbitrator will be designated by the Office of the American Arbitration Association which administers arbitrations in Boston, Massachusetts. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to interpret this Agreement, and this power and authority to determine arbitrability is hereby expressly delegated to the appointed arbitrator and not to any judge or court.; (ii) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Each party is responsible for his/her/its attorneys’ fees and costs.

(b) Timing. The parties agree that any and all claims subject to arbitration under this agreement must be initiated with the AAA within 300 days of the date that the cause of action accrued. The parties agree that expeditiously resolving disputes is in their mutual interests and therefore agree that all arbitrable claims should be subject to this 300-day limitations period regardless of the statute of limitations period otherwise prescribed for such claims under the law.

(c) Scope of Claims to be arbitrated. “Claims” subject to this arbitration clause also include the following:

(i) Claims under any Massachusetts, state, federal and/or municipal statute, regulation, ordinance and/or executive order (as amended) relating to employment, discrimination (including discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, age, gender identity, marital status, familial status, pregnancy, national origin, ancestry, alienage, handicap, disability, present or past history of mental disorders or physical disability, veteran’s status, candidacy for or activity in a general assembly or other public office, or constitutionally protected acts of speech), fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Immigration Reform and Control Act (8 U.S.C. § 1101 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), the Massachusetts Privacy Statute (M.G.L. c. 214 § 1B), the Massachusetts Sexual Harassment Statute (M.G.L. c. 214 § 1C), the Massachusetts law against retaliation (M.G.L. c. 19C, §11), and any similar state, federal or municipal statute, law, ordinance or regulation;

(ii) Claims under any Massachusetts, state, federal and/or municipal statute, regulation, ordinance and/or executive order (as amended) relating to leaves of absence, layoffs or reductions-in- force, wages, hours, or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. § 2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Fair Labor Standards Act (29 U.S.C. § 201 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Massachusetts Small Necessities Leave Act (M.G.L. c. 149, §52D), the Massachusetts Parental Leave law (M.G.L. c. 149, §105D), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), the Massachusetts Paid Sick Leave law (M.G.L. c. 149, §§ 148C; 148D), and any similar state, federal or municipal statute, law, regulation or ordinance. Please note that this section specifically includes claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as claims for retaliation under these laws;

(iii) Claims under any Massachusetts, state, federal and/or any other common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

(iv) Claims under any Massachusetts, state, federal and/or municipal statute, regulation, ordinance or executive order (as amended) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, and any similar state, federal and/or municipal statute, law, regulation or ordinance;

(v) Claims under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement; and/or (vi) Any other claim arising under other state, federal, municipal or other local law.

(d) Claims Excluded. This agreement to arbitrate does not apply to claims for benefits under state unemployment insurance or workers compensation programs. In addition, this Agreement does not prohibit:

(i) Rmployee from filing a claim or participating in an investigation, hearing or proceeding with a local, state or federal administrative agency, including the EEOC, the MCAD, and/or any other the state anti-discrimination agency. (However, this Agreement does preclude Employee from pursuing any such claim in court); or

(e) (ii) The Company from filing claims against Employee in which the Company seeks equitable relief against Employee for breach of his/her Confidential Information Agreement, breach of state or federal trade secret laws, and/or breach of state or federal intellectual property laws. Employee understands and agrees that his/her violation of the Confidential Information Agreement, state or federal trade secret laws and/or state or federal intellectual property laws would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, Employee agrees that the Company could not effectively pursue all available rights and remedies against Employee for such claims in an arbitration proceeding and that such claims must therefore be excluded from the agreement to arbitrate. All such claims for equitable relief against Employee for breach of the Confidential Information Agreement, breach of state or federal trade secret laws, and/or breach of state or federal intellectual property laws shall be commenced and maintained in any state or federal court located within the Commonwealth of Massachusetts.

(f) No Class Actions or Arbitrations. Employee and the Company agree that the arbitrator may only hear the parties’ individual claims and will not have the authority: (i) to consolidate the claims of other employees; (ii) to fashion a proceeding as a class or collective action; and/or (iii) to award relief to a group or class of employees in one arbitration proceeding. In other words, Employee must pursue all claims subject to arbitration as an individual and may not pursue such claims as part of a class. Employee represents, agrees, and acknowledges that s/he will be able to effectively pursue her/his rights and any and all claims against the Company in an individual arbitration according the terms of this agreement.

13. Miscellaneous Provisions.

(a) Section 409A.

(i) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3 or 4 above unless Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 14(a)(ii) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Employee’s Separation from Service. Any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s Separation from Service but for the preceding sentence shall be paid to Employee on the sixtieth (60th) day following Employee’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(ii) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Employee’s Separation from Service or (B) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Employee, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(iii) Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Employee pursuant to this Agreement shall be paid to Employee no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iv) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement, the Confidential Information Agreement and any offer letter by and between the Company and Employee represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior promises, arrangements and understandings regarding same, whether written or written, including, without limitation, any severance or change in control benefits in Employee’s offer letter and employment agreement or previously approved by the Board.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

FRACTYL HEALTH, INC.

By:	/s/ Harith Rajagopalan
Title:	CEO
Date:	2023-Sep-12 I 13:19:11 PDT

EMPLOYEE

/s/ Timothy Kieffer
Timothy Kieffer
Date:	2023-Sep-12 I 13:52:07 PDT

Signature Page to Severance Agreement and Change in Control Agreement